SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 13G/A
(Rule 13d-102)

(Amendment No. 3)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
TO RULES 13d-1(b) (c) AND (d) AND AMENDMENTS THERETO FILED
PURSUANT TO 13d-2(b)

AboveNet, Inc. (Name of Issuer)

Common Stock (Title of Class of Securities)

00374N107 (CUSIP Number)

December 31, 2009 (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b) ☒ Rule 13d-1(c) ☐ Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00374N107	13G/A	Page 2 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Institutional Partners, L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		80,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		80,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	80,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.33%

12	TYPE OF REPORTING PERSON*
	PN

CUSIP No. 00374N107	13G/A	Page 3 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Offshore Partners Limited

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		80,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		80,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	80,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.33%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 00374N107	13G/A	Page 4 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Advisers LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Idaho, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		80,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		80,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	80,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.33%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 00374N107	13G/A	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Capital Management LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 00374N107	13G/A	Page 5 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill General Partner, LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 00374N107	13G/A	Page 7 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Master Fund Ltd.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Cayman Islands

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		80,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		80,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	80,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.33%

12	TYPE OF REPORTING PERSON*
	CO

CUSIP No. 00374N107	13G/A	Page 8 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Offshore Holdings LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		80,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		80,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	80,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.33%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 00374N107	13G/A	Page 9 of 24 Pages

1	NAME OF REPORTING PERSON: Stonehill Advisers Holdings LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware, USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		80,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		80,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	80,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.33%

12	TYPE OF REPORTING PERSON*
	PN, HC

CUSIP No. 00374N107	13G/A	Page 10 of 24 Pages

1	NAME OF REPORTING PERSON: John Motulsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 00374N107	13G/A	Page 11 of 24 Pages

1	NAME OF REPORTING PERSON: Christopher Wilson

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 00374N107	13G/A	Page 12 of 24 Pages

1	NAME OF REPORTING PERSON: Wayne Teetsel

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 00374N107	13G/A	Page 13 of 24 Pages

1	NAME OF REPORTING PERSON: Thomas Varkey

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 00374N107	13G/A	Page 14 of 24 Pages

1	NAME OF REPORTING PERSON: Jonathan Sacks

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 00374N107	13G/A	Page 15 of 24 Pages

1	NAME OF REPORTING PERSON: Peter Sisitsky

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*	(a) ☒
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION
USA

	5	SOLE VOTING POWER
NUMBER OF		0
SHARES
BENEFICIALLY	6	SHARED VOTING POWER
OWNED		160,000
BY
EACH	7	SOLE DISPOSITIVE POWER
REPORTING		0
PERSON
WITH:	8	SHARED DISPOSITIVE POWER
		160,000

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
	160,000

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
	0.66%

12	TYPE OF REPORTING PERSON*
	IN, HC

CUSIP No. 00374N107	13G/A	Page 16 of 24 Pages

ITEM 1(a).      NAME OF ISSUER:

                         AboveNet, Inc.

ITEM 1(b).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                         360 Hamilton Avenue, White Plains, NY  10601

ITEM 2(a).      NAME OF PERSON FILING:

                         This Amendment No. 3 to Schedule 13G is being filed on behalf of the following persons (the “Reporting Persons”):

(i)	Stonehill Institutional Partners, L.P. (“Partners”)
(ii)	Stonehill Offshore Partners Limited (“Offshore”)
(iii)	Stonehill Advisers LLC (“Advisers”)
(iv)	Stonehill Capital Management LLC (“Management”)
(v)	Stonehill General Partner, LLC (“GP”)
(vi)	Stonehill Master Fund Ltd. (“Master”)
(vii)	Stonehill Offshore Holdings LLC (“Offshore Holdings”)
(viii)	Stonehill Advisers Holdings LP (“Advisers Holdings”)
(ix)	John Motulsky (“Motulsky”)
(x)	Christopher Wilson (“Wilson”)
(xi)	Wayne Teetsel (“Teetsel”)
(xii)	Thomas Varkey (“Varkey”)
(xiii)	Jonathan Sacks (“Sacks”)
(xiv)	Peter Sisitsky (“Sisitsky”)

ITEM 2(b).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

                        c/o Stonehill Capital Management LLC
                        885 Third Avenue
                        30th Floor
                        New York, NY  10022

CUSIP No. 00374N107	13G/A	Page 17 of 24 Pages

ITEM 2(c).     CITIZENSHIP:

Partners:	Delaware limited partnership
Offshore:	Cayman Islands exempted company
Advisers:	Idaho limited liability company
Management:	Delaware limited liability company
GP:	Delaware limited liability company
Master:	Cayman Islands exempted company
Offshore Holdings:	Delaware limited liability company
Advisers Holdings:	Delaware limited partnership
Motulsky:	US Citizen
Wilson:	US Citizen
Teetsel:	US Citizen
Varkey:	US Citizen
Sacks:	US Citizen
Sisitsky:	US Citizen

ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

                        Common Stock

ITEM 2(e).     CUSIP Number:

                         00374N107

ITEM 3.          IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-1(b), or 13d-2(b) or (c) CHECK WHETHER THE PERSON FILING IS: One of the following

                        Not applicable.

ITEM 4.         OWNERSHIP:

                        The information in items 1 and 5 through 11 on the cover pages (pp. 2 -15) on this Schedule 13G/A is hereby incorporated by reference.

ITEM 5.         OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

                        If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.☒

ITEM 6.         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

                        Not applicable.

CUSIP No. 00374N107	13G/A	Page 18 of 24 Pages

ITEM 7.         IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                         Advisers is the investment adviser to Offshore.    Management is the investment adviser to Master, Partners and Offshore.   Advisers Holdings is the sole member of Advisers.  GP is the general partner of Partners.  Motulsky, Wilson, Teetsel, Varkey, Sisitsky and Sacks are managing members of Offshore Holdings, GP and Management.  Management is the general partner of Advisers Holdings.

ITEM 8.          IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                         Partners, Offshore, Management, GP, Advisers, Master, Offshore Holdings, Advisers Holdings, Motulsky, Wilson, Teetsel, Varkey, Sisitsky and Sacks may be deemed to be a group under Section 13(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) with respect to the securities of the Issuer.  The filing of this statement shall not be deemed an admission that, for purposes of Section 13 of the Exchange Act, or otherwise, a Reporting Person is the beneficial owner of equity securities covered by this statement or any other statement that are beneficially owned, directly or indirectly, by any other person other than as stated herein.

ITEM 9.          NOTICE OF DISSOLUTION OF GROUP:

                        Not applicable.

CUSIP No. 00374N107	13G/A	Page 19 of 24 Pages

ITEM 10.        CERTIFICATION

                         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:	February 4, 2010

STONEHILL INSTITUTIONAL PARTNERS, L.P.*

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED*

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, its investment adviser

STONEHILL ADVISERS LLC*

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, the general partner of Stonehill Advisers Holdings LP, its sole member

STONEHILL CAPITAL MANAGEMENT LLC*

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member

STONEHILL GENERAL PARTNER, LLC*

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member

CUSIP No. 00374N107	13G/A	Page 20 of 24 Pages

STONEHILL MASTER FUND LTD. *

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, its investment adviser

STONEHILL OFFSHORE HOLDINGS LLC *

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member

STONEHILL ADVISERS HOLDINGS LP *

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, its general partner

JOHN MOTULSKY*

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for John Molutsky

CHRISTOPHER WILSON*

/s/ Christopher Wilson

WAYNE TEETSEL*

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Wayne Teetsel

THOMAS VARKEY*

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Thomas Varkey

JONATHAN SACKS*

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Jonathan Sacks

CUSIP No. 00374N107	13G/A	Page 21 of 24 Pages

PETER SISITSKY*

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Peter Sisitsky

* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.

CUSIP No. 00374N107	13G/A	Page 22 of 24 Pages

EXHIBIT 1
AGREEMENT OF JOINT FILING

Stonehill Institutional Partners, L.P., Stonehill Offshore Partners Limited, Stonehill Advisers LLC, Stonehill Capital Management LLC, Stonehill General Partner, LLC, Stonehill Master Fund Ltd., Stonehill Offshore Holdings LLC, Stonehill Advisers Holdings LP, John Motulsky, Christopher Wilson, Wayne Teetsel, Thomas Varkey, Peter Sisitsky and Jonathan Sacks hereby agree that the Statement on Schedule 13G/A to which this agreement is attached as an exhibit as well as all future amendments to such Statement, shall be filed jointly on behalf of each of them.  This agreement is intended to satisfy the requirements of Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended.

Dated: February 4, 2010

STONEHILL INSTITUTIONAL PARTNERS, L.P.

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill General Partner, LLC, its general partner

STONEHILL OFFSHORE PARTNERS LIMITED

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, its investment adviser

STONEHILL ADVISERS LLC

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, the general partner of Stonehill Advisers Holdings LP, its sole member

STONEHILL CAPITAL MANAGEMENT LLC

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member

STONEHILL GENERAL PARTNER, LLC

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member

CUSIP No. 00374N107	13G/A	Page 23 of 24 Pages

STONEHILL MASTER FUND LTD.

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, its investment adviser

STONEHILL OFFSHORE HOLDINGS LLC

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member

STONEHILL ADVISERS HOLDINGS LP

By:	/s/ Christopher Wilson
Christopher Wilson
A Managing Member of Stonehill Capital Management LLC, its general partner

JOHN MOTULSKY

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for John Molutsky

CHRISTOPHER WILSON

/s/ Christopher Wilson

WAYNE TEETSEL

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Wayne Teetsel

THOMAS VARKEY

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Thomas Varkey

JONATHAN SACKS

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Jonathan Sacks

CUSIP No. 00374N107	13G/A	Page 24 of 24 Pages

PETER SISITSKY

/s/ Christopher Wilson
Christopher Wilson
Attorney-in-Fact for Peter Sisitsky